Exhibit 99.2



                                  NEWS RELEASE
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For Immediate Release                                     Contact: Sue D'Augusta
                                                                    650 875-4860

                    FNB Bancorp Reports Year-end 2001 Results


         South San Francisco, CA: March 20, 2002: FNB Bancorp, holding company for First National Bank of Northern California, reports that net earnings for the year 2001 were $5,237,000, a 26.5% decline from earnings of $7,128,000 in 2000. The year 2000 included a non-recurring gain on sale of bank premises of $497,000, net of tax, or $0.21 per share. There was also a prior period adjustment, to record as a tax receivable a tax refund that was received in early 2001, amounting to $342,000, or $0.15 per share. As a result, earnings per share for 2001 were $2.37, compared to $3.07 for 2000.

         Excluding these two non-recurring items and related tax effect, earnings for 2001 were $5,237,000, and would have been $6,289,000 for 2000. This represents a decline of 16.7%, which was primarily caused by a squeeze in interest rates, in which interest on average loans decreased 125 basis points, while interest on all interest-bearing liabilities dropped only 50 basis points. On this proforma basis, basic earnings per share were $2.37 in 2001, and would have been $2.71 in 2000.

         FNB Bancorp is a bank holding company with its head office in South San Francisco, California, and its subsidiary, First National Bank of Northern California, operates full service commercial banking offices in the Northern California cities of Colma, Daly City, South San Francisco, Millbrae, Pacifica, Half Moon Bay, San Mateo, Redwood City and Pescadero, and at the Flower Mart in San Francisco.
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Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.




For further information contact:

James B. Ramsey
Senior Vice President & Chief Financial Officer
Tel: (650) 875-4862   Fax: (650) 588-9695


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